Exhibit 99.2
Dreyer’s Grand Ice Cream Holdings, Inc.
Third Quarter 2005 Earnings Release Conference Call
November 7, 2005
Operator
Good day, ladies and gentlemen, and welcome to the third-quarter 2005 Dreyer’s Grand Ice Cream Holdings conference call. At this time all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of today’s conference. (OPERATOR INSTRUCTIONS).
As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s conference Mr. Doug Holt, Chief Financial Officer. Please proceed, sir.
Doug Holt - Dreyer’s Grand Ice Cream Holdings — CFO
Thank you, and good morning. Welcome to Dreyer’s Grand Ice Cream Holdings third-quarter 2005 conference call. Joining me this morning are Bill Collett, our Treasurer, and Mark LeHocky, our General Counsel. This morning I’ll briefly review our financial performance for the third quarter and comment on grocery channel market share trends for the quarter as well. We will then open up the call to take your questions.
We filed our third-quarter 10-Q with the SEC earlier today. You can review it at SEC.gov or dreyersinc.com. Total revenues for the quarter were up 10% to $520 million. Company brand revenues drove that increase, up 16% to $475 million net of trade promotion expenses. Revenue growth reflected strong performances in each of our product areas, that is premium, superpremium and frozen snacks. In premium, Slow Churned Light ice cream continued its outstanding growth. Net sales were up more than 75% for the third quarter over strong numbers last year. We expected this strong growth in Slow Churned Light, a product that delivers all the taste of regular ice cream with half the fat and calories.
Our classic Dreyer’s and Edy’s Grand ice cream continue to grow at strong high single-digit rates, quite remarkable for this well established premium brand, and we saw virtually no cannibalization from Slow Churned. Within superpremium Haagen-Dazs light introduced earlier in 2005 contributed significantly to double-digit growth in our Haagen-Dazs pint business for the quarter. Light is a product incorporating the proprietary technology behind the success of Slow Churned. We think Light has the potential to propel the entire superpremium pint segment as Slow Churned Light has done in the premium segment.
New product initiatives were an important element of the growth in frozen snacks as well. Dreyer’s and Edy’s Dibs, bite sized ice cream snacks, were introduced earlier this year. Third-quarter sales of Dibs continued a strong retailer sell-in and consumer sell-through. Dibs are made with proprietary technology and the introduction is being supported with a number of targeted marketing efforts including a television advertising campaign. We expect great things from Dibs this year and also in the future. We have also introduced several new Nestle Kids product this year and also saw strong results in the quarter.
Finally, we restaged the Skinny Cow product line this year with new packaging and new promotional campaigns. Sales of the Skinny Cow products are responding well with very strong growth continuing as we came to the end of the quarter. Rounding out our net sales are our partner brand products, products we distribute for other companies. While we still realize significant revenues from our partner brand business, it represents a much smaller portion of our total revenues. Net sales of partner brands were $41 million for the quarter, that is down 24% from the prior year period and now represents less than 10% of our total sales.
There is a shift going on to move our total net revenue mix toward an increasing proportion of company brand sales where we realize significantly higher margins. Gross profit for the third quarter was $75 million, up $17 million from the prior year, a 14% gross margin. While dairy raw material costs were comparatively lower for the quarter they were still at historically high levels.
As noted earlier, promotional expenses supporting product introductions and marketing programs were higher than the third quarter 2004 when we had fewer new initiatives. We expect growth in both gross profit and gross margin as the rate of introductory promotion and spending abates.
Our results reflect both the short-term cost of bringing new products to market and capitalizing on our proprietary low-fat ice cream technology and the substantial growing share of market that our portfolio of branded products now commands. And this is reflected in the market share for our branded products.
ACNielsen dollar sales and market share data for the grocery channel measures the grocery channel portion of our sales. We have significant sales in other channels that are not captured in the grocery channel results. Wal-Mart and convenience stores are examples. But the Nielsen results certainly reflect the sales trends as mentioned. Taking them in the same order, the entire packaged premium segment of the grocery channel was up 3% for the third quarter. But sales at Dreyer’s total premium portfolio were up 10%. Of that growth, sales of Dreyer’s better-for-you products, which include Slow Churned Light, was up 29%. Dreyer’s share of the premium segment for the quarter was 30%.
The packaged superpremium segment of the grocery channel was down 1% in the quarter. Despite the soft segment sales of Haagen-Dazs, including Haagen-Dazs light, were up 14%. The entire portfolio, including Starbucks Ice Cream, held a 48% share of the superpremium segment for the quarter. Dreyer’s market share for all packaged ice cream sold in the grocery channel was 25% for the third quarter. This is the highest share ever attained by the Company in the third quarter. Our trends in frozen snacks were better than the market, too. While the frozen snacks segment in grocery was up 5% in the quarter our portfolio, including the Skinny Cow brand, was up 15% and held a 25% share of the segment in the grocery channel.
I’ll now open up the call to questions.
Operator
(OPERATOR INSTRUCTIONS). At this time, gentlemen, I’m showing no questions.
Doug Holt - Dreyer’s Grand Ice Cream Holdings — CFO
Thank you very much. We’ll conclude the call.
Operator
Once again, ladies and gentlemen, we thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a great day.